EXHIBIT 21

                                 Subsidiaries of
                       Shared Technologies Fairchild Inc.

1.       Access Network Services, Inc.
2.       Shared Technologies Fairchild Communications Corp.
3.       Shared Technologies Fairchild Telecom, Inc.
4.       STF Canada, Inc.